Exhibit 99.1


            Home Federal Bancorp, Inc. of Louisiana

                       624 Market Street
                  Shreveport, Louisiana  71101

                         August 9, 2007


FOR IMMEDIATE RELEASE:

CONTACT:
     Daniel R. Herndon, Chief Executive Officer
     Clyde D. Patterson, Executive Vice President
     Home Federal Bancorp, Inc. of Louisiana
     (318) 222-1145

Home Federal Bancorp, Inc. of Louisiana Reports Net Earnings For the Fourth Quarter and Year Ended June 30, 2007.

Shreveport, Louisiana - Home Federal Bancorp, Inc. of Louisiana (the "Company") (OTC BB: HFBL), the "mid-tier" holding company of Home Federal Savings and Loan Association, reported net earnings for the year ended June 30, 2007 of $637,000, or basic earnings per share of $.19, an increase of $3,000, or 0.5%, as compared to the $634,000 in net earnings, reported for the year ended June 30, 2006. Net earnings for the three months ended June 30, 2007 amounted to $121,000, or basic earnings per share of $.04, a decrease of $18,000, or 12.9%, from the $139,000 in net earnings reported for the three months ended June 30, 2006.

The increase in net earnings for the year resulted primarily from a $91,000, or 63.2%, increase in non-interest income. The increase in non-interest income was partially offset by a decrease of $84,000, or 2.6%, in net interest income and a $4,000, or 0.2%, increase in non-interest expense for the year ended June 30, 2007. The increase in non-interest income was largely due to gains on the sales of investment securities during fiscal 2007 of $168,000 as compared to gains on sales of securities during fiscal 2006 of $52,000. The decrease in net interest income is attributable to an increase in the Company's cost of funds which more than offset the increase in interest income on average interest earning assets for the period.

The decrease in net earnings for the three months ended June 30, 2007 compared to the same period in 2006 was primarily due to a decrease of $37,000, or 4.5%, in net interest income, which is attributable to an increase in the Company's cost of funds which more than offset the increase in interest income on average interest earning assets for the period. The decrease in net interest income was partially offset by a decrease of $15,000, or 19.5%, in income taxes for the three months ended June 30, 2007 as compared to the three months ended June 30, 2006.

At June 30, 2007 the Company reported total assets of $118.9 million, an increase of $4.8 million, or 4.2%, compared to total assets of $114.1 million at June 30, 2006. The increase in assets was comprised primarily of an increase in loans receivable of $5.8 million, or 27.6%, to $26.8 million at June 30, 2007 compared to $21.0 million at June 30, 2006. This increase was offset by a decrease in cash and cash equivalents of $958,000, or 19.4%, from $4.9 million at June 30, 2006 to $4.0 million at June 30, 2007, and a decrease in other assets of $118,000, or 3.8%, from $3.1 million at June 30, 2006 to $3.0 million at June 30, 2007. Deposits increased $6.4 million, or 9.0%, from $71.3 million at June 30, 2006 to $77.7 million at June 30, 2007. Advances from the Federal Home Loan Bank of Dallas decreased $1.0 million, or 7.8%, from $13.4 million at June 30, 2006 to $12.4 million at June 30, 2007.

Shareholders' equity decreased $727,000, or 2.5%, from $28.5 million at June 30, 2006 to $27.8 million at June 30, 2007. The primary reasons for the decrease in shareholders' equity from June 30, 2006, were the acquisition of 151,056 shares of the Company's common stock at a cost of $1.6 million as part of the Company's stock repurchase program, and dividends of $336,000 paid during the year ended June 30, 2007. These were partially offset by earnings of $637,000 and an increase in the Company's accumulated other comprehensive income of $275,000 for the year ended June 30, 2007.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Savings and Loan Association which conducts business from its main office and two branch offices in northwest Louisiana.


Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." We undertake no obligation to update any forward-looking statements.














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                  Home Federal Bancorp, Inc. of Louisiana
          CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                               (In thousands)

                                                      June 30,    June 30,
ASSETS                                                  2007        2006
                                                     __________  __________
                                                           (Unaudited)

Cash and cash equivalents                             $  3,972    $  4,930
Investment securities                                   85,161      85,119
Loans receivable, net                                   26,783      20,967
Other assets                                             2,985       3,103
                                                       _______     _______

     Total assets                                     $118,901    $114,118
                                                       =======     =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                              $ 77,710    $ 71,279
Advances from the Federal Home Loan Bank of Dallas      12,368      13,417
Other liabilities                                        1,011         883
                                                       _______     _______

     Total liabilities                                  91,089      85,579

Shareholders' equity                                    27,812      28,539
                                                       _______     _______

     Total liabilities and shareholders' equity       $118,901    $114,118
                                                       =======     =======



                      Home Federal Bancorp, Inc. of Louisiana
                    CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                          (In thousands, except share data)

                                            Year ended      Three months ended
                                             June 30,            June 30,
                                         ________________  ____________________
                                          2007      2006     2007        2006
                                         ______    ______  ________    ________
                                            (Unaudited)         (Unaudited)

Total interest income                    $6,595    $5,664    $1,696     $1,501
Total interest expense                    3,448     2,433       917        685
                                          _____     _____     _____      _____
  Net interest income                     3,147     3,231       779        816
Provision for loan losses                     -         -         -          -
                                          _____     _____     _____      _____
  Net interest income after provision
     for loan losses                      3,147     3,231       779        816
Non-interest income                         235       144         7         40
Non-interest expense                      2,418     2,414       603        640
                                          _____     _____     _____      _____
  Income before income taxes                964       961       183        216
Income taxes                                327       327        62         77
                                          _____     _____     _____      _____

  NET INCOME                             $  637    $  634    $  121     $  139
                                          =====     =====     =====      =====
  EARNINGS PER SHARE
   Basic                                 $  .19    $  .19    $  .04     $  .04
                                          =====     =====     =====      =====
   Diluted                               $  .19    $  .19    $  .04     $  .04
                                          =====     =====     =====      =====









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